SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  September 9, 2011

Community Bank Shares of Indiana, Inc.

(Exact Name of Registrant as Specified in Charter)

Indiana	0-25766	35-1938254
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

101 West Spring Street, New Albany, Indiana 47150
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number including area code (812) 944-2224

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.03.  AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR

On September 9, 2011, the Board of Directors of Community Bank Shares of Indiana, Inc. amended its Amended and Restated Articles of Incorporation by filing Articles of Amendment with the Indiana Secretary of State’s office.  The Company filed Additional Articles of Amendment on September 13, 2011 to correct a date.  A copy of the Articles of Amendment that include the corrected date are attached hereto as Exhibit 3.1 and incorporated herein by reference.

The Articles of Amendment provide for the creation and authorization of 28,000 shares of the Company’s Senior Non-Cumulative Perpetual Preferred Stock, Series B to be issued in connection with the Company’s participation in the United States Department of the Treasury’s Small Business Lending Fund program.  The Series B Preferred Shares have a liquidation preference of $1,000 per share.

ITEM 8.01.  OTHER INFORMATION

On September 15, 2011, the Company issued a press release announcing the sale of $28,000,000 of the Company’s Senior Non-Cumulative Perpetual Preferred Stock, Series B to the United States Department of the Treasury (“the Treasury”) in connection with the Treasury’s Small Business Lending Fund program (“SBLF”).  The proceeds of the sale will be used to fully redeem the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A issued in connection with the Company’s participation in the Treasury’s Troubled Asset Relief Program Capital Purchase Program.  The Company will file an 8-K including the SBLF purchase agreement within four business days of the closing.

ITEM 9.01.  FINANCIAL STATEMENTS AND EXHIBITS

(c)  Exhibits

Exhibit No. and Description

3.1 Community Bank Shares of Indiana, Inc. Articles of Amendment to Amended and Restated Articles of Incorporation designating Senior Non-Cumulative Perpetual Preferred Stock, Series B.

99.1 Community Bank Shares of Indiana, Inc. Press Release dated September 15, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMUNITY BANK SHARES OF INDIANA, INC.

Date: September 15, 2011	By: /s/ Paul A. Chrisco

Name: Paul A. Chrisco
Title: Chief Financial Officer